Exhibit 10.27

[SOLOMON TECHNOLOGIES, INC. LETTERHEAD]

May 28, 2004

Mr. David Tether

1400 L&R Industrial Blvd.

Tarpon Springs, Fl

RE: Solomon Technologies, Inc.

Dear David:

Confirming our recent discussions regarding Solomon Technologies, Inc. (STI or the Company), the Company is pleased to confirm your position of Chief Executive Officer. In this capacity you will report directly to the Company’s Board of Directors and work closely with Peter DeVecchis, who will be responsible for all day to day operations of the Company.

Our offer of employment to you consists of the following:

Base Salary:	$125,000 per annum.

Vacation:	Four (4) weeks per year.

Benefits:	Standard benefits offered to all other employees. Additionally, as a result of the Company requiring that a Key Man Life Insurance policy, on your life, be obtained with the beneficiary and owner being the Company, you agree to cooperate fully in the issuance of such policy.

Bonus:	$75,000 to be earned upon the achievement of mutually agreeable goals.

You understand that employment with STI is offered for no specific or fixed period of time, and that employment can be terminated by either you or STI at any time for any reason or no reason, not specifically prohibited by law. Notwithstanding the foregoing, the Company agrees, to provide a limited severance as follows:

Termination for “cause”:	No severance of any kind.

Involuntary termination by STI:	Six (6) months of severance, with all severance being paid at your then current rate of annual salary and being paid though a continuation of periodic salary payments at normal payroll periods until the severance is completely paid.

Should you be involuntary terminated as a result of a “change of control” at any time you shall receive one (1) year of severance with all severance being paid at your then current rate of annual salary and being paid though a continuation of periodic salary payments at normal payroll periods until the severance is completely paid.

For the purposes of this letter, “cause” shall mean gross negligence, gross misconduct, breach of fiduciary duty to the Company or its shareholders, or indictment or arrest for any criminal offenses, by you.

As a condition of your employment, you will be required to sign a copy of the Company’s Nondisclosure and Noncompete Agreement on your start date with us. This offer is contingent on the Company, at its option, conducting a thorough background investigation satisfactory to STI, in its sole and absolute discretion.

There are many challenges ahead which, together, we can translate into a successful venture for all.

Please acknowledge your agreement and acceptance of the terms of this letter by signing where indicated below and returning an original for my files.

Very truly yours,

SOLOMON TECHNOLOGIES, INC.

/s/    GARY M. LASKOWSKI

Gary M. Laskowski

Chairman

/s/    DAVID E. TETHER

Acknowledged and Agreed

David Tether

5/28/04

Date

GML/gms